Exhibit 99.1

Gulfport Energy Reports Second Quarter 2022 Financial and Operating Results and Expands Common Stock Repurchase Program

OKLAHOMA CITY (August 2, 2022) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today reported financial and operating results for the three months ended June 30, 2022 and provided an update on its 2022 development plan and financial guidance.

Second Quarter 2022 and Recent Highlights

●	Delivered total net production of 959.1 MMcfe per day

●	Reported $256.6 million of net income and $204.5 million of adjusted EBITDA(1)

●	Generated $129.5 million of net cash provided by operating activities and $80.3 million of free cash flow(1)

●	Increased borrowing base to $1.0 billion from $850 million with a $700 million elected commitment

●	Repurchased approximately 2.2 million shares of common stock for a total of $189.3 million as of July 28, 2022

●	Expanded common stock repurchase program from $200 million to $300 million

“Gulfport delivered another strong quarter, driven by the continued outperformance of our historical development program and the robust productivity from our 2022 SCOOP turn in lines. We generated a significant amount of free cash flow during the first six months of 2022, allowing us to return capital to our shareholders while also maintaining our strong financial position, exiting the quarter with a conservative leverage ratio below 1.0x. We have repurchased a total of 2.2 million shares since initiating and expanding the program, decreasing our common shares outstanding by roughly 8% compared to the start of the program,” commented Tim Cutt, CEO of Gulfport.

“As we enter our period of peak activity in the third quarter, the inflationary effects impacting the industry have led us to increase our capital outlook for the year. In addition, the required casing remediation we discussed in the previous quarter caused us to release our Utica frac unit and delay the completion program in 2022. After an approximately 45-day delay, we returned to executing the Utica completion program and plan to bring the next pad online in mid-August. This impacted our ability to achieve the high end of our previously provided production guidance range, despite the very strong start to the year.”

“Our outlook for free cash flow remains strong with our free cash flow guidance unchanged and we continue to prioritize the return of capital to our shareholders through common stock repurchases while also evaluating all additional opportunities of return of capital. Our commitment to returning capital to shareholders is further demonstrated by the Board’s $100 million increase to the share repurchase program.”

A company presentation to accompany the Gulfport earnings conference call can be accessed by clicking here.

1.	A non-GAAP financial measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

Expanded Common Stock Repurchase Program

Gulfport’s board of directors recently expanded the Company’s previously announced common stock repurchase program and Gulfport is now authorized to repurchase up to $300 million of its outstanding shares of common stock. Purchases under the repurchase program may be made from time to time in open market or privately negotiated transactions, and will be subject to available liquidity, market conditions, credit agreement restrictions, applicable legal requirements, contractual obligations and other factors. The repurchase program does not require the Company to acquire any specific number of shares. The Company intends to purchase shares under the repurchase program opportunistically with available funds while maintaining sufficient liquidity to fund its capital development program. The repurchase program may be suspended from time to time, modified, extended or discontinued by the board of directors at any time.

As of July 28, 2022, the Company had repurchased approximately 2.2 million shares of common stock at a weighted-average share price of $86.59 during 2022, totaling approximately $189.3 million in aggregate.

Operational Update

The table below summarizes Gulfport’s operated drilling and completion activity for the second quarter of 2022:

	Quarter Ended June 30, 2022
	Gross	Net	Lateral Length
Spud
Utica	2	1.3	13,400
SCOOP	2	1.5	10,290

Drilled
Utica	8	7.5	14,760
SCOOP	2	1.5	10,300

Completed
Utica	—	—	—
SCOOP	—	—	—

Turned-to-Sales
Utica	3	1.7	8,570
SCOOP	—	—	—

Gulfport’s net daily production for the second quarter of 2022 averaged 959.1 MMcfe per day, primarily consisting of 654.8 MMcfe per day in the Utica and 304.3 MMcfe per day in the SCOOP. For the second quarter of 2022, Gulfport’s net daily production mix was comprised of approximately 90% natural gas, 7% natural gas liquids (“NGL”) and 3% oil and condensate.

	Successor	Non-GAAP Combined
	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021
Production
Natural gas (Mcf/day)	858,481	895,101
Oil and condensate (Bbl/day)	4,678	4,971
NGL (Bbl/day)	12,093	10,687
Total (Mcfe/day)	959,106	989,053
Average Prices
Natural Gas:
Average price without the impact of derivatives ($/Mcf)	$6.90	$2.71
Impact from settled derivatives ($/Mcf)	(3.70)	(0.12)
Average price, including settled derivatives ($/Mcf)	$3.20	$2.59
Oil and condensate:
Average price without the impact of derivatives ($/Bbl)	$105.72	$62.95
Impact from settled derivatives ($/Bbl)	(33.55)	—
Average price, including settled derivatives ($/Bbl)	$72.17	$62.95
NGL:
Average price without the impact of derivatives ($/Bbl)	$49.17	$29.89
Impact from settled derivatives ($/Bbl)	(4.73)	—
Average price, including settled derivatives ($/Bbl)	$44.44	$29.89
Total:
Average price without the impact of derivatives ($/Mcfe)	$7.31	$3.09
Impact from settled derivatives ($/Mcfe)	(3.53)	(0.11)
Average price, including settled derivatives ($/Mcfe)	$3.78	$2.98
Selected operating metrics
Lease operating expenses ($/Mcfe)	$0.16	$0.12
Taxes other than income ($/Mcfe)	$0.19	$0.10
Transportation, gathering, processing and compression expense ($/Mcfe)	$1.01	$1.07
Recurring cash general and administrative expenses ($ millions) (non-GAAP)	$0.12	$0.12
Interest expenses ($/Mcfe)	$0.16	$0.11

Capital Investment

Capital investment was $105.2 million (on an incurred basis) for the second quarter of 2022, of which $95.2 million related to drilling and completion (“D&C”) activity and $10.0 million related to leasehold and land investment.

For the six-month period ended June 30, 2022, capital investment was $205.6 million (on an incurred basis), of which $189.5 million related to D&C activity and $16.0 million to leasehold and land investment.

Financial Position and Liquidity

As of June 30, 2022, Gulfport had approximately $6.6 million of cash and cash equivalents, $124.0 million of borrowings under its credit facility, $113.2 million of letters of credit outstanding and $550 million of outstanding 2026 Senior Notes.

Gulfport’s liquidity at June 30, 2022, totaled approximately $469 million, comprised of the $6.6 million of cash and cash equivalents and approximately $462.8 million of available borrowing capacity under its credit facility.

In June 2022, the company paid approximately $1.4 million in cash dividends on its preferred stock.

Spring Borrowing Base Redetermination

Gulfport completed its spring borrowing base redetermination during the second quarter of 2022 and on May 2, 2022, the Company entered into the first amendment to its credit agreement (the “Amendment”) governing the credit facility. The Amendment, among other things, increased the borrowing base under the credit facility from $850 million to $1 billion, with aggregate elected lender commitments to remain at $700 million. In addition, the Amendment eased certain requirements and limitations related to hedging, amended the covenants governing certain restricted payments and provides for the transition from a LIBOR to a SOFR benchmark. The Amendment increases Gulfport’s financial flexibility to continue to execute our business plan and provides additional clarity around our ability to return capital to shareholders.

Updated Full Year 2022 Guidance

Driven by inflationary effects, Gulfport has updated its forecasted capital expenditures for D&C activity and expects to invest in a range of $375 million to $405 million during 2022. In addition, based on activity to date and planned activity, Gulfport has increased its forecasted leasehold and land investment by approximately $10 million during 2022.

Delays associated with the casing remediation in the Utica has deferred the expected turn-in-line dates for several wells and Gulfport has narrowed its expected full year net production to a range of 975 MMcfe per day to 1,000 MMcfe per day.

Taking into account the previously mentioned updates, Gulfport has also updated its transportation, gathering, processing and compression expense per Mcfe for 2022.

Despite these changes, Gulfport maintained its free cash flow guidance for the year.

	Year Ending
	December 31, 2022
	Low	High
Production
Average daily gas equivalent (MMcfepd)	975	1,000
% Gas	~90%

Realizations (before hedges)
Natural gas (differential to NYMEX settled price) ($/Mcf)	$(0.15)	$(0.25)
NGL (% of WTI)	45%	55%
Oil (differential to NYMEX WTI) ($/Bbl)	$(3.00)	$(4.00)

Operating costs
Lease operating expense ($/Mcfe)	$0.16	$0.18
Taxes other than income ($/Mcfe)	$0.15	$0.17
Transportation, gathering, processing and compression(1) ($/Mcfe)	$0.96	$1.00
Recurring cash general and administrative(2,3) (in millions)	$42	$44

(1)	Assumes rejection of Rover firm transportation agreement.
(2)	Recurring cash G&A includes capitalization. It excludes non-cash stock compensation and expenses related to certain legal and restructuring charges.

	Total
Capital expenditures (incurred)	(in millions)
D&C	$375	$405
Leasehold and land	$35
Total	$410	$440

Free cash flow(3)	$375	$425

(3)	This is a non-GAAP measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

Derivatives

Gulfport enters into commodity derivative contracts on a portion of its expected future production volumes to mitigate the Company’s exposure to commodity price fluctuations. For details, please refer to the “Derivatives” section provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

Second Quarter 2022 Conference Call

Gulfport will host a teleconference and webcast to discuss its second quarter of 2022 results beginning at 9:00 a.m. ET (8:00 a.m. CT) on Wednesday, August 3, 2022.

The conference call can be heard live through a link on the Gulfport website, www.gulfportenergy.com. In addition, you may participate in the conference call by dialing 866-682-6100 domestically or 404-267-0373 internationally. A replay of the conference call will be available on the Gulfport website and a telephone audio replay will be available from August 4, 2022 to August 18, 2022, by calling 877-660-6853 domestically or 201-612-7415 internationally and then entering the replay passcode 13731632.

Financial Statements and Guidance Documents

Second quarter of 2022 earnings results and supplemental information regarding quarterly data such as production volumes, pricing, financial statements and non-GAAP reconciliations are available on our website at ir.gulfportenergy.com.

Non-GAAP Disclosures

This news release includes non-GAAP financial measures. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica formation and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management’s outlook guidance or forecasts of future events, projected cash flow and liquidity, inflation, share repurchases and other return of capital plans, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value, the rejection of certain midstream contracts and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2021 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.gulfportenergy.com/investors/sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls.  Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors.  It is possible that the financial and other information posted there could be deemed to be material information.  The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Director, Investor Relations

jantle@gulfportenergy.com

405-252-4550

Media Contact

Reevemark

Hugh Burns / Paul Caminiti / Nicholas Leasure

212-433-4600